As filed with the Securities and Exchange Commission on April 4, 2007
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

KINROSS GOLD CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Ontario, Canada	650430083
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

52nd Floor, Scotia Plaza, 40 King Street West Toronto, Ontario, Canada M5H 3Y2	1041
(Address of Principal Executive Offices)	(Primary Standard Industrial Classification Code Number, if applicable)

KINROSS BEMA ACQUISITION STOCK OPTION PLAN
(Full Title of the Plan)

Scott W. Loveless
Parr, Waddoups, Brown, Gee & Loveless
185 South State Street, Suite 1300
Salt Lake City, Utah 84111-1537
(Name and Address of Agent for Service)

(801) 532-7840
(Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share(3)(5)	Proposed Maximum Aggregate Offering Price(4)(5)	Amount of Registration Fee

Common Shares, no par value	8,192,595 shares	$11.13	$53,424,674	$1,640.14

(1)
Rights are attached to and trade with the Registrant’s Common Shares and are issued for no additional consideration. The value attributable to Rights, if any, is reflected in the market price of the Common Shares. No additional registration fee is required.

(2)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Shares that become issuable under the plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Registrant’s Common Shares or pursuant to antidilution or other adjustment provisions of the plan.

(3)	Represents the highest exercise price of an option covered under the plan. Under the plan, options for common shares are exercisable at previously determined exercise prices between $2.02 and $11.13. The aggregate offering price in this table represents the actual aggregate offering price based on the exercise price of each option covered by the plan.
(4)
Evaluated in accordance with Rule 457(h)(1) under the Securities Act solely for the purpose of computing the amount of the registration fee, and based on the aggregate exercise price at which the options may be exercised.

(5)	The offering price per share and aggregate offering price have been converted to U.S. dollars at an exchange rate of $1.1583 Canadian dollars per U.S. dollar, the noon buying rate on April 4, 2007, as certified by the Federal Reserve Bank of New York for customs purposes.

PART I.	INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in this Part I is not being filed with or included in this Registration Statement (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”). Documents containing the information called for in this Part I will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended.

PARTII.	INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed with or furnished to the SEC by the undersigned Registrant are hereby incorporated by reference in this Registration Statement:

(1)    the Registrant’s annual report on Form 40-F for the fiscal year ended December 31, 2006;

(2)    the Registrant’s current report on Form 6-K furnished to the SEC on March 22, 2007 (film no. 07710813); and

(3)    the description of the common shares of the Registrant, no par value (the “Common Shares”), contained in the Registration Statement on Form 8-A12B filed by the Registrant with the SEC on January 29, 2003, including any amendment or report filed for the purpose of updating such description.

In addition, all Annual Reports on Form 40-F filed by the Registrant pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, certain current reports on Form 6-K furnished by the Registrant (which indicate on their cover pages that they are incorporated herein by reference), after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing or furnishing of such documents or reports, to the extent not superseded by documents or reports subsequently filed or furnished.

For purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed or furnished document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

The Common Shares are registered under the Exchange Act.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 136 of the Business Corporation Act (Ontario) (the “Act”) provides that a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or a person who acts or acted at the corporation’s request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and his or her heirs and legal representatives (collectively, the “Indemnified Party”), against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the Indemnified Party in respect of any civil, criminal or administrative action or proceeding (collectively, the “Action”) to which he or she is made a party by reason of being or having been a director or officer of such corporation or body corporate, if: (a) he or she acted honestly and in good faith with a view to the best interests of the corporation; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful.

Section 136 of the Act also provides that a corporation may, with the approval of the court, indemnify an Indemnified Party in respect of an action by or on behalf of the corporation or body corporate to procure judgment in its favor (a “Derivative Action”), to which such person has been made a party by reason of being or having been a director or an officer of the corporation or body corporate against all costs, charges and expenses reasonably incurred by such person in connection with such Derivative Action if he or she fulfills the conditions set forth in clauses (a) and (b) of the paragraph above. If an Indemnified Party is substantially successful on the merits in his or her defense of an Action or Derivative Action and fulfills the conditions set forth in clauses (a) and (b) of the paragraph above, the Indemnified Party is entitled to indemnification from the corporation in respect of all costs, charges and expenses reasonably incurred by him or her in connection with the defense of such Action or Derivative Action to which he or she has been made a party by reason of being a director or officer of the corporation or body corporate.

The Bylaws of the Registrant provide that an Indemnified Party shall at all times be indemnified by the Registrant in every circumstance where the Act so permits or requires. The Bylaws further provide that, subject to limitations in the Act regarding indemnities in respect of Derivative Actions, every person who at any time is or has been a director or officer of the Registrant or properly incurs or has properly incurred any liability on behalf of the Registrant or who at any time acts or has acted at the Registrant's request (in respect of the Registrant or any other person), and his or her heirs and legal representatives, shall at all times be indemnified by the Registrant against all costs, charges and expenses, including an amount paid to settle an action or satisfy a fine or judgment, reasonably incurred by him or her in respect of or in connection with any civil, criminal or administrative action, proceeding or investigation (apprehended, threatened, pending, under way or completed) to which he or she is or may be made a party or in which he or she is or may become otherwise involved by reason of being or having been such a director or officer or by reason of so incurring or having so incurred such liability or by reason of so acting or having so acted (or by reason of anything alleged to have been done, omitted or acquiesced in by him or her in any such capacity or otherwise in respect of any of the foregoing), and all appeals therefrom, if: (a) he or she acted honestly and in good faith with a view to the best interests of the Registrant; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing his or her conduct was lawful. The Bylaws further provide that the above described indemnification provisions shall not affect any other right to indemnification to which any person may be or become entitled by contract or otherwise, and no settlement or plea of guilty in any action or proceeding shall alone constitute evidence that a person did not meet a condition set out in clause (a) or (b) above or any corresponding condition in the Act. The Bylaws also provide that the persons described above shall not be liable for any damage, loss, cost or liability sustained or incurred by the Registrant, except where so required by the Act, if such person acted honestly and in good faith with a view to the best interests of the Registrant.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See the Exhibit Index.

Item 9. Undertakings.

1. The undersigned Registrant hereby undertakes:

(a)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)         to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)        to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)       to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(b)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on April 4, 2007.

KINROSS GOLD CORPORATION

/s/ GEOFFREY P. GOLD Geoffrey P. Gold Senior Vice President and Chief Legal Officer /s/ SCOTT W. LOVELESS Scott W. Loveless Authorized Representative in the United States

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature to this Registration Statement appears below hereby constitutes and appoints Geoffrey P. Gold and Shelley M. Riley, and each of them, as his true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his behalf individually and in the capacity stated below and to perform any acts necessary to be done in order to file all amendments and post-effective amendments to this Registration Statement, and any and all instruments or documents filed as part of or in connection with this Registration Statement or the amendments thereto and each of the undersigned does hereby ratify and confirm all that said attorney-in-fact and agent, or his substitutes, shall do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ TYE W. BURT Tye W. Burt	Chief Executive Officer and President and Director (Principal Executive Officer)	April 4, 2007

/s/ THOMAS M. BOEHLERT Thomas M. Boehlert	Executive Vice President, Chief Financial Officer (Principal Financial and Accounting Officer)	April 4, 2007

/s/ JOHN A. BROUGH John A. Brough	Director	April 4, 2007

/s/ JOHN K. CARRINGTON John K. Carrington	Director	April 4, 2007

/s/ RICHARD S. HALLISEY Richard S. Hallisey	Director	April 4, 2007

/s/ JOHN M.H. HUXLEY John M.H. Huxley	Director	April 4, 2007

/s/ JOHN A. KEYES John A. Keyes	Director	April 4, 2007

/s/ CATHERINE MCLEOD-SELTZER Catherine McLeod-Seltzer	Director	April 4, 2007

/s/ GEORGE A. MICHALS George A. Michals	Director	April 4, 2007

/s/ JOHN E. OLIVER John E. Oliver	Director	April 4, 2007

/s/ TERENCE C.W. REID Terence C.W. Reid	Director	April 4, 2007

EXHIBIT INDEX

Exhibit Number	Decription

4.1	Common Share Certificate of the Registrant, incorporated by reference to Exhibit 3 to Registrant’s Form 8-A12B, dated January 29, 2003.

4.2	Rights Agreement dated March 29, 2006, between the Registrant and Computershare Investor Services Inc. (incorporated by reference to Exhibit 99.2 to Registrant’s Form 6-K, dated April 12, 2006).

4.3	Kinross Bema Acquisition Stock Option Plan.

5.1	Opinion of Blake, Cassels & Graydon LLP.

23.1	Consent of KPMG LLP.

23.2	Consent of Deloitte & Touche LLP.

23.3	Consent of Blake, Cassels & Graydon LLP (included in Exhibit No. 5.1).

23.4	Consent of Robert Henderson to being Named as a Qualified Person.

23.5	Consent of Larry Smith to being Named as a Qualified Person.

23.6	Consent of B. Scott to being Named as a Qualified Person.

23.7	Consent of D. Cameron to being Named as a Qualified Person.

23.8	Consent of T. Garagan to being Named as a Qualified Person.

23.9	Consent of Mayse Belanger to being Named as a Qualified Person.

23.10	Consent of William Tilley to being Named as a Qualified Person.

24.1	Power of Attorney (included on the signature page of this Registration Statement).